SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

iKang Healthcare Group, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State of incorporation or organization)	(IRS Employer Identification No.)

B-6F, Shimao Tower

92A Jianguo Road

Chaoyang District, Beijing 100022

People’s Republic of China

(Address of principal executive offices)

If this form relates to the registration of a Class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Stock Purchase Rights	NASDAQ Stock Market

Securities to be registered pursuant to Section 12(g) of the Act:

None.

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

On December 2, 2015, the Board of Directors of iKang Healthcare Group, Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), granted one right (a “Right”) with respect to each outstanding Class A Common Share, par value $0.01 per share and each outstanding Class C Common Share, par value $0.01 each, in each case, of the Company held of record at the close of business on December 13, 2015 (the “Record Time”), or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement referred to below) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The Rights will be issuable upon the certification by The NASDAQ Stock Market to the Securities and Exchange Commission that the Rights have been approved for listing and registration. The Rights will be issued pursuant to a Rights Agreement, dated as of December 2, 2015 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, L.L.C., as Rights Agent (the “Rights Agent”).

The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights is incorporated by reference herein to the Company’s Current Report on Form 6-K, dated December 3, 2015 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2.	Exhibits.

Exhibit No.	Description

(1)	Rights Agreement between the Company and Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on December 3, 2015).

(2)	Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on December 3, 2015).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

IKANG HEALTHCARE GROUP, INC.

By	/s/ Yang Chen
Name: Yang Chen
Title: Chief Financial Officer

Date: December 3, 2015

EXHIBIT INDEX

Exhibit No.	Description

(1)	Rights Agreement, dated as of December 2, 2015 (the “Rights Agreement”), between iKang Healthcare Group, Inc. and American Stock Transfer & Trust Company, L.L.C., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on December 3, 2015).

(2)	Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on December 3, 2015).